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                                                                  EXHIBIT (c)(3)

                    2004 BUDGET FOR PARTNERSHIP PROPERTIES OF
       AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P. (THE "PARTNERSHIP")

         ARV Assisted Living, Inc., as the general partner of the Partnership ("ARV"), prepares internal annual operating budgets for the Partnership's properties which are used by management as performance targets for the purposes of determining incentive compensation for employees. These budgets do not represent management's expectations as to the future operating results of the Partnership and were not used in determining the offer price that ARVP III Acquisition, L.P. will pay to the holders of outstanding limited partnership units of the Partnership (the "Units"). The annual budget set forth below for the 2004 fiscal year (the "2004 Budget") was finalized in January 2004.

 Partnership Property                  Net Operating Income
 --------------------                  --------------------
Villa Los Posas                          $   1,936,327
Chandler Villas                                856,714
                                          ------------
         TOTAL                           $   2,793,041
                                         =============


         ARV prepared the 2004 Budget for property net operating income for the 2004 fiscal year, which it defined as direct property operating revenue, less operating expenses, management fees and capital expense charges. ARV defined direct property operating revenue as total revenues, less non-operating income items, such as certain interest income and Partnership transfer fees. ARV defined operating expenses as all expenses directly incurred by the Partnership properties, except Partnership administrative fees, interest expense, depreciation and amortization.



         ARV prepared the 2004 Budget by extrapolating trends from 2003, adjusting for any unusual or non-recurring items on a property-specific basis. When extrapolating trends from 2003, 4-5% inflationary increases were applied to direct property operating revenue, and 3-4% inflationary increases were applied to all operating expenses except property taxes and insurance. Property taxes and insurance were adjusted on a property-specific basis to reflect prevailing market conditions. ARV budgeted the census at each building to reflect the property's trends but limited the overall occupancy of each building to 95% to account for frictional vacancy. Revenue and expenses were then further adjusted to reflect any change in census. ARV also assumed a standard charge of $500 per residential unit for capital expenses relating to each property. The management fee is equal to 5% of revenues of the Partnership.


         The 2004 Budget was not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. The 2004 Budget has not been examined, reviewed or compiled by the Partnership's independent auditors, and accordingly they have not expressed an opinion or any other assurance regarding such materials.


         THE FORECASTED INFORMATION ABOVE IS PROVIDED SOLELY BECAUSE SUCH INFORMATION WAS PREPARED BY ARV PRIOR TO THE COMMENCEMENT OF THE OFFER TO PURCHASE THE UNITS. ACCORDINGLY, NONE OF ARV, THE PARTNERSHIP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE 2004 BUDGET. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE 2004 BUDGET ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF ARV AND THE PARTNERSHIP,


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THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE 2004 BUDGET WILL BE
REALIZED. IT IS LIKELY THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.